Exhibit 99.1

FOR IMMEDIATE RELEASE	December 23, 2008
PARKVALE FINANCIAL CORPORATION ISSUES $31.8 MILLION
OF FIXED RATE PREFERRED STOCK
     Parkvale Financial Corporation; Monroeville, PA (NASDAQ: PVSA) announced today that it completed the sale and issuance of $31,762,000 of a new series of its preferred stock pursuant to the capital purchase program of the United States Department of the Treasury.
     The preferred stock provides for a 5% annual dividend for five years, and 9% thereafter. The preferred stock may not be redeemed in the first three years after issuance except with the proceeds from a “qualified equity offering.” The Company also issued the Treasury a ten-year warrant to purchase 376,327 shares of the Company’s common stock at an exercise price of $12.66.
     Robert J. McCarthy, Jr., President and Chief Executive Officer, stated, “We are extremely pleased to be among the banks participating in the capital purchase program. The program was designed by the Treasury to infuse capital into the nation’s healthy financial institutions to increase lending for the benefit of the U.S. economy. Our subsidiary Parkvale Savings Bank was “well capitalized” under all regulatory standards at September 30, 2008. We view the preferred stock as a relatively inexpensive source of additional capital that will further enhance the financial strength of the Bank. The transaction is clearly in the best interest of our shareholders and the communities we serve.”
     Parkvale Financial Corporation is the parent of Parkvale Savings Bank, which has 48 offices in the Tri-State area and assets of $1.8 billion at September 30, 2008.

Contact:	Robert J. McCarthy, Jr.	Timothy G. Rubritz
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4817
Email: timothy.rubritz@parkvale.com